Garmin Reports Strong Revenue & Pro Forma EPS Growth in Second Quarter 2014

Schaffhausen, Switzerland / July 30, 2014/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the quarter ended June 28, 2014.

Highlights in the quarter include:

•	Total revenue of $778 million in second quarter 2014 with fitness and aviation delivering significant growth of 79% and 11%, respectively
•	Gross and operating profit margins improved from the prior year quarter to 57% and 28%, respectively
•	Pro forma EPS growth of 34%; $1.02 for second quarter 2014 compared to $0.76 in the prior year
•	Announced the acquisition of Fusion® Electronics, a leading supplier of integrated marine audio equipment, which was completed in third quarter 2014
•	Generated $143 million of free cash flow in second quarter 2014

(in thousands,	13-Weeks Ended			26-Weeks Ended
except per share data)	Jun 28,	Jun 29,	Yr over Yr	Jun 28,	Jun 29,	Yr over Yr
	2014	2013	Change	2014	2013	Change
Net sales	$777,848	$696,563	12%	$1,361,069	$1,228,520	11%
Automotive/Mobile	350,036	344,701	2%	592,988	597,290	-1%
Fitness	150,678	84,216	79%	250,965	156,653	60%
Outdoor	106,059	106,856	-1%	190,044	183,022	4%
Aviation	97,295	88,042	11%	193,289	168,511	15%
Marine	73,780	72,748	1%	133,783	123,044	9%

Gross profit %	57%	55%		57%	54%

Operating profit %	28%	24%		25%	20%

Pro forma diluted EPS (1)	$1.02	$0.76	34%	$1.57	$1.16	35%

(1) See attached table for reconciliation of GAAP EPS to pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Our great start to 2014 continued with a second consecutive quarter of revenue, operating income and pro forma EPS growth. We are excited to see the positive consumer reception for many of our recently introduced products and are maintaining our focus on innovation and diversification to drive further growth opportunities,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd.  “Given the strong start to the year, we are raising our revenue and EPS guidance for full year 2014 to $2.75 - $2.85 billion of revenue and $2.95 - $3.05 of pro forma EPS.”

Outdoor:

The outdoor segment posted a slight revenue decline compared to the strong performance we achieved in the second quarter of 2013. Gross and operating margins contracted compared to the prior year due primarily to inventory reserves and advertising expenses associated with our VIRB™ action camera. We further expanded our broad portfolio of outdoor products with the introduction of the Approach™ S6. The Approach S6 for the golf enthusiast delivers one-of-a-kind swing metrics in a wristwatch. Metrics include swing tempo and swing strength paired with a tempo training feature.

Fitness:

The fitness segment posted revenue growth of 79% in the quarter on the strength of vívofit™, our first activity tracker, and recent biking and running product introductions including the Edge® 1000 and the Forerunner® 15, 220 and 620. Gross margins were steady at 65% year-over-year while operating margins improved to 42% as sales growth significantly outpaced operating expense growth. While much has been said about these markets being crowded, we are committed to exploration, development and delivery of innovation that customers desire across our broad range of fitness and wellness products. With this commitment, we believe we can maintain our leadership and deliver ongoing revenue growth in this segment.

Aviation:

The aviation segment posted revenue growth of 11% in the quarter driven by increased OEM sales. The gross and operating margins in aviation were strong at 74% and 29%, respectively. During the quarter, we were pleased to see the final certification and first delivery of the Cessna Citation X+ featuring our touchscreen G5000 integrated flight deck. During the back half of 2014, we will have additional certifications with the G3000 in the updated CJ3+ and Alpine Edition CJ2+. In addition, we continue to focus efforts on numerous certifications that will begin to contribute revenue in 2015 and beyond including the Cessna Latitude, which achieved first flight in February 2014 and is slated for final certification in 2015, as well as the Bell 525 and 505, which are scheduled for first flight this year.

Marine:

The marine segment posted revenue growth of 1% compared to the strong performance we achieved in the second quarter of 2013. While revenue growth was tempered, gross margin improvement and reduced operating expenses drove 23% growth in operating income. Gross margin improvement was driven by product mix shifting toward new products with higher margin profiles. In the quarter, we announced the acquisition of Fusion Electronics, a marine audio equipment supplier. This acquisition will allow us to offer a broader portfolio of marine products as we leverage Fusion’s advanced audio equipment capabilities.

Auto/Mobile:

The automotive/mobile segment posted revenue growth of 2% as PND sales continued to decline but were offset by amortization of previously deferred revenue and growing OEM revenues. Gross and operating margins in the quarter were 48% and 21%, respectively, representing an improvement over the prior year primarily due to the amortization of high margin deferred revenue. The PND market has performed better than expected but we remain cautious regarding the industry and will continue to focus on share gains and profitability.

Additional Financial Information:

Total operating expenses in the quarter were $226 million, a 6% increase from the prior year. Research and development investment increased 2%, while declining as a percentage of sales, driven by fitness and outdoor growth to support new product initiatives. Advertising increased 18% as we launched campaigns to support new products in outdoor and fitness. Selling, general and administrative expense increased by 5% but declined as a percentage of sales in the quarter.

The effective tax rate in the second quarter of 2014 was 12.8% compared to 16.5% in the prior year due to a favorable income mix across tax jurisdictions partially offset by the expiration of certain Taiwan tax holidays and the expiration of the federal research and development credit.

In the second quarter, we generated $143 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We continued to return cash to shareholders with our quarterly dividend of approximately $88 million and our share repurchase activity which totaled $129 million in the current quarter. We have $79 million remaining in the share repurchase program authorized through December 31, 2014. We ended the quarter with cash and marketable securities of over $2.8 billion.

2014 Guidance:

With strong results in the first half of 2014, we are updating our guidance and now anticipate revenues of $2.75-$2.85 billion, improved gross and operating margins and a lower pro forma effective tax rate. The result of these changes is a pro forma EPS range of $2.95 - $3.05. Our guidance anticipates promotional pricing for the holiday season, as well as higher spending in marketing and advertising to support new product categories resulting in margins that are lower than what we have experienced in the first half of the year.

	2014 Update	Prior
Revenue	$2.75 - $2.85 B	$2.6 - $2.7 B
Gross Margin	~56%	54 – 55%
Operating Income	$650 - $675 M	$530 - $565 M
Operating Margin	~24%	~21%
Tax Rate (Pro Forma)	~15%	17%
EPS (Pro Forma)	$2.95 - $3.05	$2.50 - $2.60

Subsequent Event

On July 24, 2014, Garmin’s Board of Directors approved an intercompany restructuring that will move certain US subsidiaries out from under our Taiwanese subsidiary. This change in corporate structure will provide access to historical earnings that were previously permanently reinvested, and will allow us to efficiently repatriate future earnings to fund dividends, share repurchases, and acquisitions. In order to change our corporate structure and access historical earnings, Garmin will make one-time cash tax payments of approximately $300 million over the next year.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, July 30, 2014 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 888-218-8172

An archive of the live webcast will be available until September 24, 2014 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the Company’s estimated earnings and revenue for fiscal 2014, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2014 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 28, 2013 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2013 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, Fusion, Edge and Forerunner are registered trademarks and VIRB, Approach and vivofit are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Kerri Thurston	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Net sales	$777,848	$696,563	$1,361,069	$1,228,520

Cost of goods sold	333,363	312,923	585,750	568,747

Gross profit	444,485	383,640	775,319	659,773

Advertising expense	34,918	29,483	59,346	51,732
Selling, general and administrative expense	92,409	88,039	182,282	174,307
Research and development expense	98,404	96,232	194,568	183,922
Total operating expense	225,731	213,754	436,196	409,961

Operating income	218,754	169,886	339,123	249,812

Other income (expense):
Interest income	9,670	8,179	19,437	17,077
Foreign currency gains (losses)	(20,378)	27,451	(7,563)	19,102
Other	674	1,069	190	2,228
Total other income (expense)	(10,034)	36,699	12,064	38,407

Income before income taxes	208,720	206,585	351,187	288,219

Income tax provision	26,737	34,094	50,387	27,062

Net income	$181,983	$172,491	$300,800	$261,157

Net income per share:
Basic	$0.94	$0.88	$1.55	$1.34
Diluted	$0.93	$0.88	$1.54	$1.33

Weighted average common shares outstanding:
Basic	193,771	195,570	194,431	195,600
Diluted	194,955	196,300	195,464	196,338

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share information)

	(Unaudited)
	June 28,	December 28,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,234,886	$1,179,149
Marketable securities	160,901	149,862
Accounts receivable, net	496,979	564,586
Inventories, net	429,673	382,226
Deferred income taxes	67,496	69,823
Deferred costs	47,886	57,368
Loan receivable	-	137,379
Prepaid expenses and other current assets	58,748	55,243
Total current assets	2,496,569	2,595,636

Property and equipment, net	428,482	414,848

Marketable securities	1,456,103	1,502,106
Restricted cash	250	249
Noncurrent deferred income tax	86,425	88,324
Noncurrent deferred costs	40,853	41,157
Other intangible assets, net	213,242	219,494
Other assets	19,878	17,789
Total assets	$4,741,802	$4,879,603

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$132,581	$146,582
Salaries and benefits payable	52,689	59,794
Accrued warranty costs	27,349	26,767
Accrued sales program costs	33,436	50,903
Deferred revenue	221,079	256,908
Accrued royalty costs	9,451	64,538
Accrued advertising expense	17,927	19,448
Other accrued expenses	70,399	65,657
Deferred income taxes	378	989
Income taxes payable	34,135	38,043
Dividend payable	369,826	175,675
Total current liabilities	969,250	905,304

Deferred income taxes	1,731	1,758
Non-current income taxes	147,589	140,933
Non-current deferred revenue	141,134	171,012
Other liabilities	1,482	890

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued; 192,616,300 shares outstanding at June 28, 2014 and 195,150,102 shares outstanding at December 28, 2013	1,797,435	1,797,435
Additional paid-in capital	87,357	79,263
Treasury stock	(274,030)	(120,620)
Retained earnings	1,796,561	1,865,587
Accumulated other comprehensive income	73,293	38,041
Total stockholders' equity	3,480,616	3,659,706
Total liabilities and stockholders' equity	$4,741,802	$4,879,603

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	26-Weeks Ended
	June 28,	June 29,
	2014	2013
Operating Activities:
Net income	$300,800	$261,157
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	23,736	25,340
Amortization	13,722	14,578
(Gain) loss on sale of property and equipment	(662)	28
Provision for doubtful accounts	2,383	701
Deferred income taxes	3,071	5,599
Unrealized foreign currency loss (gain)	7,483	(15,996)
Provision for obsolete and slow moving inventories	16,414	12,017
Stock compensation expense	13,459	10,978
Realized loss (gain) on marketable securities	192	(2,278)
Changes in operating assets and liabilities:
Accounts receivable	65,317	110,600
Inventories	(61,812)	(12,160)
Other current and non-current assets	(4,291)	(14,353)
Accounts payable	(14,598)	(547)
Other current and non-current liabilities	(75,826)	(95,261)
Deferred revenue	(66,265)	(25,952)
Deferred cost	9,783	4,378
Income taxes payable	2,446	(15,168)
Net cash provided by operating activities	235,352	263,661

Investing activities:
Purchases of property and equipment	(36,761)	(29,723)
Proceeds from sale of property and equipment	669	64
Purchase of intangible assets	(1,556)	(674)
Purchase of marketable securities	(534,952)	(488,515)
Redemption of marketable securities	590,887	470,086
Proceeds from repayment (advances) on loan receivable	137,379	(82,020)
Change in restricted cash	(1)	587
Acquisitions, net of cash acquired	-	(25)
Net cash provided by (used in) investing activities	155,665	(130,220)

Financing activities:
Dividends paid	(175,574)	(263,857)
Purchase of treasury stock under share repurchase plan	(162,359)	(13,353)
Purchase of treasury stock related to equity awards	(11,249)	(7,367)
Proceeds from issuance of treasury stock related to equity awards	11,398	8,185
Tax benefit from issuance of equity awards	3,434	300
Net cash used in financing activities	(334,350)	(276,092)

Effect of exchange rate changes on cash and cash equivalents	(930)	(5,039)

Net increase (decrease) in cash and cash equivalents	55,737	(147,690)
Cash and cash equivalents at beginning of period	1,179,149	1,231,180
Cash and cash equivalents at end of period	$1,234,886	$1,083,490

Garmin Ltd. And Subsidiaries

Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended Jun 28, 2014

Net sales	$106,059	$150,678	$73,780	$350,036	$97,295	$777,848
Gross profit	$64,668	$98,063	$42,536	$167,593	$71,625	$444,485
Operating income	$35,281	$62,872	$17,657	$74,642	$28,302	$218,754

13-Weeks Ended Jun 29, 2013

Net sales	$106,856	$84,216	$72,748	$344,701	$88,042	$696,563
Gross profit	$70,387	$55,071	$40,938	$155,363	$61,881	$383,640
Operating income	$44,842	$29,641	$14,411	$60,444	$20,548	$169,886

26-Weeks Ended Jun 28, 2014

Net sales	$190,044	$250,965	$133,783	$592,988	$193,289	$1,361,069
Gross profit	$115,578	$162,148	$73,588	$281,384	142,621	$775,319
Operating income	$58,964	$96,384	$21,467	$105,206	$57,102	$339,123

26-Weeks Ended Jun 29, 2013

Net sales	$183,022	$156,653	$123,044	$597,290	$168,511	$1,228,520
Gross profit	$114,862	$100,039	$64,285	$262,483	$118,104	$659,773
Operating income	$66,430	$49,533	$11,971	$80,476	$41,402	$249,812

Garmin Ltd. And Subsidiaries

Revenue by Geography (Unaudited)

	13-Weeks Ended			26-Weeks Ended
	Jun 28,	Jun 29,	Yr over Yr	Jun 28,	Jun 29,	Yr over Yr
	2014	2013	Change	2014	2013	Change
Net sales	$777,848	$696,563	12%	$1,361,069	$1,228,520	11%
Americas	411,348	383,537	7%	716,156	669,349	7%
EMEA	300,427	256,401	17%	521,030	447,177	17%
APAC	66,073	56,625	17%	123,883	111,994	11%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate due to completion of tax audits and/or expiration of statutes is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non-U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material reserve releases related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The release of other uncertain tax position reserves, amounting to approximately $11 million in the first half of 2014 and $10 million in the first half of 2013, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate due to completion of tax audits and/or expiration of statutes permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		26-weeks Ended
	Jun 28,	Jun 29,	Jun 28,	Jun 29,
	2014	2013	2014	2013

Net Income (GAAP)	$181,983	$172,491	$300,800	$261,157
Foreign currency (gain) / loss, net of tax effects	$17,768	($22,920)	$6,478	$(16,213)
Income tax benefit due to completion of tax audits and/or expiration of statutes	-	-	-	$(16,536)
Net income (Pro Forma)	$199,751	$149,571	$307,278	$228,408

Net income per share (GAAP):
Basic	$0.94	$0.88	$1.55	$1.34
Diluted	$0.93	$0.88	$1.54	$1.33

Net income per share (Pro Forma):
Basic	$1.03	$0.76	$1.58	$1.17
Diluted	$1.02	$0.76	$1.57	$1.16

Weighted average common shares outstanding:
Basic	193,771	195,570	194,431	195,600
Diluted	194,955	196,300	195,464	196,338

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		26-weeks Ended
	Jun 28,	Jun 29,	Jun 28,	Jun 29,
	2014	2013	2014	2013

Net cash provided by operating activities	$164,179	$204,298	$235,352	$263,661
Less: purchases of property and equipment	$(21,224)	$(18,107)	$(36,761)	$(29,723)
Free Cash Flow	$142,955	$186,191	$198,591	$233,938